EXHIBIT 10.41

                              CONSULTING AGREEMENT


     THIS AGREEMENT, made, entered into, and effective this 6th day of January, 2004 (the "Effective Date"), by and between SOS Resource Services Inc., a New York Corporation with its principal place of business at 403 E. Main St. Port Jefferson, NY 11777 (hereinafter referred to as "Consultant"), and Cedric Kusher Promotions, Inc., a Delaware corporation with its principal place of business at 1414 Avenue of Americas, Suite 1402, NY, NY 10019 (hereinafter referred to as "Corporation").

                              W I T N E S S E T H:

     WHEREAS, Consultant desires to provide such consulting services for the Corporation as an independent contractor, with the understanding that he shall not be required to devote his full time to the business of the Corporation and shall be free to pursue other personal and business interests; and

     WHEREAS, the Company is desirous of retaining the Consultant for the purpose of corporate planning and financial restructuring.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

     1. CONSULTING ARRANGEMENT.

     1.1 Contract for Services. The Corporation hereby contracts for the services of Consultant, and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Corporation during the term of this consulting arrangement in connection with the Corporation's business throughout the United States and world wide ("Consulting Arrangement"). Consultant shall use his best efforts to keep the Corporation informed of all corporate business opportunities which shall come to his attention and appear beneficial to the Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts.

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     1.2  Services  Rendered  by  Consultant.  Said  consulting  services  shall include, but not be limited to, re-structuring the balance sheet for the Corporation, negotiating with creditors, retiring debt, contract negotiation, preparation and review of Private Placement Memoranda, and other consulting services as the Corporation deems necessary directed toward strengthening the Corporation's financial and business position. The Consultant also agrees that it will make substantial introductions to the Corporation of suitable potential investors who may be interested in investing in various financing vehicles being offered for sale by the Corporation.

     1.3 Prohibited Services. The services to be rendered by the Consultant to the Corporation shall under no circumstances include, directly or indirectly, the following: (i) any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; (ii) any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction; or (iii) any market making or promotional activities regarding or involving the Company's common stock.

     2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. He shall be free to devote his time, energy and skill to any such person, firm or company as he deems advisable except to the extent he is obligated to devote his time, energy and skill to the Corporation pursuant to the terms of this Agreement, his obligation to the Corporation shall supercede other obligations. Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant and its principals and shareholders will be responsible for the payment of any such taxes and hereby each agree to indemnify the Corporation against nonpayment thereof.

     3. COMPENSATION FOR THE CONSULTING ARRANGEMENT.

     3.1 Consideration for Consulting Services. It is understood by the Consultant that the Company is currently in the process of undertaking to solicit proxies from its shareholders seeking to authorize an increase in the number of authorized shares of common stock of the Company from 20 million shares to 100 million shares (the "Proxy").

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As consideration for the consulting services to be provided by Consultant during the term of this Agreement, the Consultant shall receive 2 million restricted shares of the company's common stock with piggy-back registration rights on the next Registration Statement to be filed by the Corporation. This total 2 million shares shall be on a fully diluted basis (shall constitute 2 million of the then authorized 100 million shares which will be authorized for the Corporation after the proxy is successfully completed). Such shares shall be paid to Consultant within 30 days after the completion of the proxy and any other necessary corporate action which must be taken to issue said shares, such corporate action to be undertaken as quickly as practicable. In the event that the Proxy is not successfully completed on or before June 30, 2004, this payment obligation shall be null and void and the parties hereto shall attempt to renegotiate the terms of compensation otherwise provided hereunder. In the event that the parties cannot agree on alternative compensation, this Agreement shall be void and the Corporation shall have no obligation to the Consultant hereunder.

     3.2 Options. As additional consideration for the consulting services to be provided by Consultant during the term of this Agreement, the Consultant shall receive options for the purchase of 1 million additional shares of common stock. (Also with piggy-back registration rights on the next Registration Statement to be filed by the Corporation). These options are for the purchase of 1 million shares on a fully diluted basis (options to purchase 1 million of the then authorized 100 million shares which will be authorized for the Corporation after the proxy is successfully completed). Such options shall be paid to Consultant within 30 days of the completion of the proxy and any other necessary corporate action which must be taken to issue said options, such corporate action to be undertaken as quickly as practicable. In the event that the Proxy is not successfully completed on or before June 30, 2004, this payment obligation shall be null and void, and the parties hereto shall attempt to renegotiate the terms of compensation otherwise provided hereunder. In the event that the parties cannot agree on alternative compensation, this Agreement shall be void and the Corporation shall have no obligation to the Consultant hereunder.

     The options to be issued shall have a five (5) year expiration. The above options will be as follows: (a) 500,000 options will be exercisable at one dollar / share (half of these on a cashless basis); and (b) 500,000 options shall be exercisable at two dollars / share (half of these on a cashless basis). In the event of any subsequent stock split, Consultant understands that the exercise price and/or number of option shares will be appropriately diluted.

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     3.3  Expenses.  All  expenses  of the  consultant  shall  be  borne  by the consultant unless otherwise agreed to in writing by the Corporation.

     4. TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement shall begin effective as of the Effective Date of this Agreement and shall continue for a period of twelve (12) months (the "Consulting Period").

     5. CONFIDENTIALITY COVENANTS.

     5.1 Acknowledgments by the Consultant. The Consultant acknowledges that (a) during the Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Corporation's business, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Corporation with exclusive ownership of all Consultant Inventions and other work product.

     5.2 Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

     (a) Confidentiality. During and following the Consulting Period for a period of not less than three years, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

     (i) Any trade secrets of the Corporation will be entitled to all of the protections and benefits under New York Statutes and common law and any other applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The
Consultant hereby waives any requirement that the Corporation submit proof of the economic value of any trade secret, confidential information or post a bond or other security.

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     (ii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

     (iii) The Consultant will not remove from the Corporation's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting
Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     (b) Consultant Inventions. Each Consultant Invention will belong exclusively to the Corporation. The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other Consultant Inventions or work product, are works made for hire and the property of the Corporation, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions. The Consultant covenants that he will promptly:

     (i) disclose to the Corporation in writing any Consultant Invention;

     (ii) assign to the Corporation or to a party designated by the Corporation, at the Corporation's request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

     (iii) execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

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     (iv) sign all other papers  necessary  to carry out the above  obligations;
and

     (v) give testimony and render any other assistance in support of the Corporation's rights to any Consultant Invention.

     5.3 Disputes or Controversies. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

     5.4 Definitions.

     (a) For the purposes of this Section 5, "Confidential Information" shall mean any and all:

     (i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, non-public financial or business information, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of Chapter 688, Florida Statutes;

     (ii) information concerning the business and affairs of the Corporation, including but not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, and other important corporate information and documents; and

     (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

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     (b) For the purposes of this Section 5,  "Consultant  Invention" shall mean any idea, analysis, compilation, invention, technique, modification, process, or
improvement   (whether  or  not  subject  to  patent,   copyright  or  trademark
protection), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting Arrangement with the Corporation, that is based upon or uses Confidential Information.

     6. NON-COMPETITION AND NON-INTERFERENCE

     6.1  Acknowledgments by the Consultant.  The Consultant  acknowledges that:
(a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Corporation's business is national in scope and its products/services are marketed throughout the United States and world wide; (c) the Corporation competes with other businesses that are or could be located in any part of the United States and world wide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Corporation's business.

     6.2 Covenants of the Consultant. In consideration of the acknowledgments by the Consultant, and in consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation, the Consultant covenants that he is expressly prohibited from any of the following (either directly or indirectly) during the period of the Consulting Agreement and for three years after the conclusion of the Consulting Agreement:

     (a) disclosing any Confidential Information of the Corporation.

     (b) consulting for or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending the Consultant's name or any similar name to, lending Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere within the United States;

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     (c)  whether  for the  Consultant's  own  account or for the account of any other person, soliciting business of the same or similar type being carried on by the Corporation, from any person known by the Consultant to be a customer or competitor of the Corporation, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's Consulting Arrangement with the Corporation;

     (d) whether for the Consultant's own account or the account of any other person (i) soliciting, employing, or otherwise engaging as an employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner inducing or attempting to induce any employee of the Corporation to terminate his Consulting Arrangement or employment arrangement with the Corporation; or
(ii) interfering with the Corporation's relationship with any person, including any person who at any time during the Consulting Period was an employee, contractor, supplier, consultant or customer of the Corporation; or

     (e) at any time during or after the Consulting Period, disparaging the Corporation or any of its shareholders, directors, officers, employees, or agents.

     If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant. The period of time applicable to any covenant in this Section will be extended by the duration of any violation by the Consultant of such covenant.

     7. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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        If to the Corporation:   Cedric Kusher Promotions, Inc. a Delaware Corp.
                                 James Dilorenzo, Vice President
                                 1414 Avenue of Americas
                                 Suite 1402
                                 New York, New York 10019

        If to the Consultant:    SOS Resource Services Inc.
                                 Salvatore Russo, President
                                 403 E. Main St.
                                 Port Jefferson, NY 11777


     8. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

     9. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

     10.  INDEMNIFICATION.   Consultant  hereby  agrees  to  hold  harmless  and
indemnify Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Corporation as a result of Consultant's breach of any covenant or agreement made herein or any other action committed by the Consultant in the course of performing his duties hereunder.

     11. SPECIFIC PERFORMANCE. The Consultant acknowledges that any violation of the restrictive covenants or confidentiality provisions in this agreement would result in damages to the Corporation that are imminent and irreparable in nature and are further difficult to measure in terms of monetary damages. It is acknowledged and agreed by Consultant that any breach of these provisions shall constitute irreparable injury to the Corporation and Consultant consents to the entry of a temporary, preliminary and permanent injunction without need of a bond to prevent any such injury to the Corporation.

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     12.  SEVERABILITY.  Should any part of any  provision of this  Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

     13. SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

     14. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Venue for any action under this Agreement shall rest in the Courts of New York County in the State of New York.

     IN WITNESS WHEREOF, Consultant has hereunto put his hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.


NOTE: ALL OTHER PREVIOUS AGREEMENTS SIGNED OR UNSIGNED ARE NULL AND VOID. THIS AGREEMENT WILL BE FINAL UNLESS BOTH PARTIES AGREE TO IN WRITING FOR ANY AND ALL OTHER CHANGES.






CONSULTANT:                                 CORPORATION:

SOS Resource Services Inc.                  Cedric Kusher Productions, Inc.
Salvatore Russo, President                  Cedric Kushner, President

By: ______________________                  By:_____________________________

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